Exhibit (a)(5)(B)

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	News

December 16, 2011

Contact: Rob Doolittle

Tel: 703 876 3199

rdoolittle@gd.com

General Dynamics Announces Early Termination of HSR Waiting Period for Proposed Acquisition of Force Protection

Action satisfies condition necessary for acquisition to proceed.

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) announced today that the U.S. Department of Justice has granted early termination of the waiting period required by the Hart-Scott-Rodino (HSR) Antitrust Improvements Act in connection with its $5.52-per-share cash tender offer to purchase the outstanding shares of common stock of Force Protection, Inc. (NASDAQ: FRPT). As previously announced, General Dynamics and Force Protection agreed to the terms of the acquisition on November 7 following the approval by the board of directors of each company. Termination of the waiting period satisfies one of the conditions of the tender offer necessary for the acquisition to proceed.

Other closing conditions remain to be satisfied, including the requirement that a minimum number of Force Protection shares are tendered in the offer as described in the Offer to Purchase. The complete Offer to Purchase, as amended, has been filed with the U.S. Securities and Exchange Commission and can be viewed online at www.sec.gov.

Under the terms of the offer, Force Protection shareholders will receive a 31 percent premium over Force Protection’s closing share price on the trading day before the proposed acquisition was announced. General Dynamics expects the transaction to be completed by year-end 2011. The transaction is expected to be accretive to General Dynamics’ earnings in 2012.

The tender offer will remain open for Force Protection shareholders to tender their shares until midnight Eastern Standard Time on the evening of Friday, December 16, 2011, unless it is extended through the procedures described in the Offer to Purchase.

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Force Protection, which has approximately 1,100 employees, provides survivability solutions to support the armed forces of the United States and its allies. Based in Summerville, S.C., Force Protection designs, manufactures, tests, delivers and supports its blast- and ballistic-protected products to increase survivability for the users. More information about Force Protection is available at www.forceprotection.net.

General Dynamics, headquartered in Falls Church, Va., is a market leader in business aviation; land and expeditionary combat vehicles and systems, armaments, and munitions; shipbuilding and marine systems; and mission-critical information systems and technology. More information about General Dynamics is available at www.generaldynamics.com.

Notice to Investors

This press release is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Force Protection stock. Falcon Acquisition Corp., a wholly-owned subsidiary of General Dynamics, has filed a tender offer statement and related exhibits with the SEC and Force Protection has filed a solicitation/recommendation statement with respect to the tender offer. Investors and stockholders of Force Protection are strongly advised to read the tender offer statement (including the related exhibits) and the solicitation/recommendation statement, as well as any amendments thereto and other relevant documents filed with the SEC, when they become available, because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement (including the related exhibits), the solicitation/recommendation statement and other documents (when available) filed with the SEC are available at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement and other documents (when available) filed by the wholly-owned subsidiary of General Dynamics with the SEC are available to all stockholders of Force Protection free of charge at www.generaldynamics.com. The solicitation/recommendation statement and the other documents (when available) filed by Force Protection with the SEC are available to all stockholders of Force Protection free of charge at www.forceprotection.net. Questions and requests for assistance regarding the tender offer may be directed to the information agent for the offer, Innisfree M&A Incorporated toll-free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Additional Information about the Merger and Where to Find It

In connection with the potential one-step merger of Falcon Acquisition Corp. with and into Force Protection without the prior consummation of the tender offer (the “One Step Merger”), Force Protection may file a proxy statement with the SEC. Additionally, Force Protection may file other relevant materials with the SEC in connection with the proposed acquisition of Force Protection by General Dynamics and Falcon Acquisition Corp. pursuant to the terms of the Merger Agreement. Investors and stockholders of Force Protection are strongly advised to read the proxy statement and the other relevant materials, as they may be amended from time to time, if and when they become available, because they will contain important information about the One Step Merger and the parties to the One Step Merger, before making any voting or investment decision with respect to the One Step Merger. The proxy statement, if any, will be available at no charge on the SEC’s web site at www.sec.gov. The proxy statement, if any, and other documents filed by Force Protection with the SEC will be made available to all stockholders of Force Protection free of charge at www.forceprotection.net.

Force Protection and its directors and officers may be deemed to be participants in the solicitation of proxies from Force Protection’s stockholders with respect to the One Step Merger. Information about Force Protection’s directors and executive officers and their ownership of Force Protection’s common stock is set forth in the proxy statement for Force Protection’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on March 25, 2011. Force Protection stockholders may obtain additional information regarding the interests of Force Protection and its directors and executive officers in the Merger, which may be different than those of Force Protection stockholders generally, by reading the proxy statement and other relevant documents regarding the One Step Merger, when filed with the SEC.

Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Statements herein regarding the proposed transaction between General Dynamics and Force Protection, the expected timetable for completing the transaction, the potential benefits of the transaction, and any other statements about management’s future expectations, beliefs, goals, plans or prospects also constitute forward-looking statements. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in each company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. General Dynamics and Force Protection do not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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